UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2015

EMISPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-17758	13-3306985
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road Roseland, NJ	07068
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 973-532-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

(e) On March 3, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Emisphere Technologies, Inc. (the “Company”) approved a special one-time award of stock options (“Options”) under its 2007 Incentive Plan (the “2007 Plan”) to certain executives, including the Company’s Chief Executive Officer and President, Alan L . Rubino, Chief Financial Officer, Michael R. Garone, Vice President, Sales and Marketing, Carl V. Sailer, and each of the non-executive members of the Board. Messrs. Rubino, Garone and Sailer were awarded 300,000, 40,000 and 150,000 Options; respectively, each non-executive member of the Board, with the exceptions of the Chairman of the Board, received 75,000 Options, and the Chairman of the Board received 175,000 Options. The Options were awarded to Messrs. Rubino, Garone and Sailer to reward them for their significant contributions to advance the launch of the Company’s oral Eligen® B12 product, to provide a retention incentive for these executives, and to motivate them to continue their efforts in further advancing the interests of the Company. The Options were awarded to the members of the Board in recognition of their significant contributions to the oversight of the implementation of key strategic initiatives of the Company. The Committee, in consultation with its compensation consultants, determined the appropriate award level to grant each of our executives and Board members.

The Options have a grant date of March 3, 2015 (the “Grant Date”), an exercise price of $0.58 per share, the closing price of the Company’s common stock on the Grant Date, and will vest in three equal parts on each of the first three anniversaries of the Grant Date. The Options were issued on the Company’s standard form award agreement, as previously filed on the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emisphere Technologies, Inc.

March 6, 2015	By:	/s/ Michael R. Garone
	Name:	Michael R. Garone
	Title:	Chief Financial Office

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